Nicor Inc.
Form 10-K
                                                          Exhibit 10.66

Tropical Shipping Company
Long-Term Performance Incentive Plan

Purpose

The Tropical Shipping Company Long-Term Performance Incentive Plan (Plan) is designed to:

A.	Provide an incentive for selected key officers and employees to optimize long-term shareholder value through increasing the underlying value of Tropical Shipping Company.

B.	Balance the impact of short-term incentives on annual operating decision-making with incentives for the accomplishment of long-term objectives and strategy requirements.

C.	Reward executives for achieving high performance levels.

D.	Provide an opportunity to earn income which can be accumulated to supplement retirement.

E.	Retain key executives.

Effective Date

The effective date of this Plan is January 1, 1995.  The program shall continue in effect unless terminated or amended by the Board of Directors of Tropical Shipping Company.

Administration

The Plan will be administered by the Compensation Committee of the Board of Directors of Tropical Shipping Company (Committee).  The Committee shall, subject to the provisions of the Plan, have sole and complete authority to interpret the Plan and make all determinations necessary or advisable for the administration of the Plan.

Eligibility

The Plan is reserved for those key executives and managerial employees designated by the Committee at the beginning of each award cycle.  Participants will be employees with responsibilities that have a direct impact upon the long-term growth in the value of the Company.

Target Bonus Award

Target bonus awards are awards to participants who may receive value at the end of a Performance Period.  The value of the target bonus award is contingent on the level of achievement of performance objectives which are established at the time of the initial award.

Terms and Conditions of Awards

For each participant, the Committee will determine the timing and size of the target bonus award; the performance objectives used for determining whether the target bonus award is earned; the performance period during which the performance objectives apply; and the relationship between the level of achievement of the performance objectives and the degree to which the target bonus award is earned.

Payment

After completion of the performance period, the Committee will compare the actual performance to the established performance objectives for the performance period and determine the value of the bonus award earned.  Earned bonus awards may be paid in a lump sum or installments following the close of the performance period, or if previously elected by a participant, deferred to a future time in accordance with procedures established by the Committee.  Lump sums, if not deferred, will normally be paid in cash shortly after approval by the Committee.

Retirement, Death or Termination

Any participant whose employment with the Company terminates by reason of retirement, death or disability during a performance period shall be entitled to the prorated value of the earned bonus award for that performance period determined by the Committee at the conclusion of the defined performance period.  The proration will be based on the ratio of the calendar months employed during the period to the total months of the performance period.

If the participant’s employment with the Company terminates during a performance period for any reason other than retirement, death or disability, no target bonus award will be made to the participant for that performance period, unless otherwise determined by the Committee in its sole discretion, and any previously deferred amounts will be immediately paid and the Company will have no further obligation to the employee under the terms of this Plan.

Taxes

Under current tax laws, the participant will be liable to pay tax at ordinary income tax rates at the time he receives a payment under the Plan.

Plan Amendments and Administration

The Plan may be amended or terminated at any time by the Committee except that no such change shall affect any target bonus award earned in part or in total but not yet distributed.

In its sole discretion, the Committee may change the performance objectives for any performance period at any time during the performance period, under such circumstances as the Committee determines, including, but not limited to, the following:

1.	Recapitalizations.

2.	Changes in laws, regulations and accounting practices which distort the relationship between actual performance and established performance objectives.

3.
Changes which result from significant changes in strategy compared to the business and financial plan on which the Plan is based, such as size or mix of capital expenditures, or a major acquisition or certain reserve adjustments, and which are deemed necessary or desirable to carry out the intent of the Plan by the Committee.

General Provisions

The general provisions of the Plan are as follows:

1.	The grant of a long-term performance incentive target bonus award shall not affect Tropical Shipping Company’s right to terminate a participant’s employment at any time with or without cause.

2.	A participant’s right under the grant of a long-term performance incentive target bonus award shall not be assignable.

3.	Participants shall be permitted to designate, in a manner and form prescribed by the Committee, a beneficiary who will receive the prorated award in the event of the participant’s death.

4.	The grant of a long-term performance target bonus award in any year shall not imply a right to participate in the Long-Term Performance Incentive Plan in future years.

5.	All determinations of the Committee shall be final and binding on the participants and Tropical Shipping Company.

6.
In the event that the Committee determines that there has been a change in control or sale of Tropical Shipping Company or Birdsall, Inc., and regardless of whether the change in control results in termination of any or all of the participants, the Committee, subject to its sole discretion and approval, may determine and award to all or any of the participants a bonus award less than, equal to, or more than the target award, taking into account performance compared to objectives up to the date of the change in control, the proportion of the performance period completed, and other relevant factors.  Payment, if any, shall be made as soon as practicable following the date of change in control.